Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KEYNOTE SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Keynote Systems, Inc.
777 Mariners Island Boulevard
San Mateo, California 94404

January 25, 2013

        To our Stockholders:

        You cordially are invited to attend the 2013 Annual Meeting of Stockholders ("Annual Meeting") of Keynote Systems, Inc. to be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Friday, March 15, 2013 at 10:00 a.m., Pacific Time.

        The matters expected to be acted upon at the meeting are described in detail in the following notice of the 2013 Annual Meeting of Stockholders and proxy statement.

        We encourage you to use this opportunity to take part in the affairs of Keynote Systems, Inc. by voting on the business to come before this meeting. After reading the proxy statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope, call the toll-free number or use the Internet by following the instructions included with your proxy card to vote your shares, whether or not you plan to attend the Annual Meeting in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

        We look forward to seeing you at the meeting.

Sincerely,

Umang Gupta Chairman of the Board and Chief Executive Officer

Keynote Systems, Inc.
777 Mariners Island Boulevard
San Mateo, California 94404

NOTICE OF THE 2013 ANNUAL MEETING OF STOCKHOLDERS

        To our Stockholders:

        NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of Keynote Systems, Inc. will be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Friday, March 15, 2013 at 10:00 a.m., Pacific Time, for the following purposes:

        1.     To elect seven members to Keynote's Board of Directors;

        2.     To hold an advisory vote on executive compensation as disclosed in these materials;

        3.     To ratify the selection of Deloitte & Touche LLP as Keynote's independent registered public accounting firm for the fiscal year ending September 30, 2013; and

        4.     To transact such other business as may properly come before the meeting or any adjournment.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on February 8, 2013 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

        All stockholders cordially are invited to attend the Annual Meeting. Please carefully read the accompanying proxy statement which describes the matters to be voted upon at the Annual Meeting. Whether or not you plan to attend, to assure your representation at the meeting, please submit your proxy and voting instructions over the Internet, by telephone, or mark, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. If you attend the Annual Meeting and vote by ballot, your proxy vote will be revoked automatically and only your vote at the Annual Meeting will be counted.

        Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be held on March 15, 2013. The proxy statement and annual report to stockholders are available to you at www.keynote.com.

By Order of the Board of Directors,

Curtis H. Smith Secretary

San Mateo, California
January 25, 2013

        Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

        The Report of the Audit Committee and the Report of the Compensation Committee contained in this proxy statement are required by the Securities and Exchange Commission. The information in these sections shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference into such filings. In addition, this information shall not otherwise be deemed to be "soliciting material" or to be filed under those Acts.

Keynote Systems, Inc.
777 Mariners Island Boulevard
San Mateo, California 94404

PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

January 25, 2013

        The enclosed proxy card ("Proxy") is solicited on behalf of the Board of Directors of Keynote Systems, Inc. ("Keynote" or the "Company"), a Delaware corporation, for use at the 2013 Annual Meeting of Stockholders to be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Friday, March 15, 2013 at 10:00 a.m., Pacific Time. Only holders of record of our common stock at the close of business on February 8, 2013, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on January 23, 2013, there were 18,268,553 shares of the Company's common stock issued and outstanding. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees for director and in accordance with the Board recommendation for the proposals presented in the accompanying notice of the Annual Meeting and this proxy statement. This proxy statement and the accompanying form of proxy will be first mailed to stockholders on or about February 15, 2013. Our annual report for fiscal year 2012 is enclosed with this proxy statement.

Voting Rights

        Holders of our common stock are entitled to one vote for each share held as of the record date.

Vote Needed for a Quorum

        A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy; will constitute a quorum for the transaction of business. Abstentions and broker non-votes, as described below, are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Vote Required to Approve Proposals

        With respect to Proposal No. 1, directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Proposal No. 2 is an advisory vote.

        The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any other proposal.

Effect of "Broker Non-Votes"

        If a stockholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against certain "routine" matters. If a broker votes shares that are undirected by its customers, these shares are considered present. These shares would count toward determining whether or not a quorum is present. These shares would also be taken into account in determining the outcome of the proposals.

        A broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, such as Proposals No. 1 and 2. Thus, if a broker does not receive specific instructions, the shares held by that broker may be treated as "broker non-votes" and may not be voted on these matters and, in such event, such shares will not be counted in determining the number of shares necessary for approval.

 Adjournment of Meeting

        In the event that sufficient votes are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies

        We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and voting instructions and any additional solicitation materials furnished to stockholders by us. Following the original mailing of the proxies and other soliciting materials, we and/or our agents also may solicit proxies by mail, telephone, telegraph, press releases, advertisement, postings on our website or in person. Following the original mailing of the proxies and other soliciting materials, we will request that the brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In these cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

        Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by any of the following methods:

  •
  A written instrument delivered to us stating that the proxy is revoked;

  •
  A subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting; or

  •
  By attendance at the Annual Meeting and voting in person.

        Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares.

Telephone or Internet Voting

        For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in "street name" that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with American Stock Transfer & Trust Co LLC ("AST"), our transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with AST, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

        The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies or Internet access providers that must be borne by the stockholder.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        At the Annual Meeting, stockholders will elect directors to hold office until the next Annual Meeting of Stockholders or until their successors have been elected and qualified or until a director's earlier death, resignation or removal. The persons named proxy holders in the Proxy will vote all Proxies received by them in favor of the seven nominees listed below in the absence of contrary instructions and the proxies cannot be voted for a greater number of persons than the number of nominees named.

        All nominees named below have consented to being named in this proxy statement and to serve as directors, if elected. If, however, any of the nominees named in the accompanying Proxy are unable or unwilling to serve (which is not expected) at the time of the Annual Meeting, the Proxies (except those marked to the contrary) will be voted for such other person(s) as the persons named in the accompanying Proxy may recommend. The seven candidates receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected to our Board of Directors.

Nominees for Board of Directors

        The names of the nominees for election to our Board of Directors at the Annual Meeting, and information about each of them, are included below.

Name	Age	Principal Occupation	Director Since
Umang Gupta	63	Chairman of the Board and Chief Executive Officer of Keynote	1997
Charles M. Boesenberg(2)(3)	64	Retired President and Chief Executive Officer of NetIQ, Inc.	2006
Mohan Gyani*(1)	61	Retired President and Chief Executive Officer of AT&T Wireless Mobility Services	2002
Jennifer M. Johnson(1)(3)	48	Executive Vice President and Chief Operating Officer of Franklin Resources, Inc.	2004
Mark Jung(2)	51	Operating Partner at Khosla Ventures	2012
Raymond L. Ocampo Jr.(2)(3)	59	President and Chief Executive Officer of Samurai Surfer LLC	2004
Anthony Sun(1)	60	Retired Managing General Partner of Venrock Associates	2012

*
Lead independent director

(1)
Member of our Compensation Committee

(2)
Member of our Nominating and Governance Committee

(3)
Member of our Audit Committee

        Umang Gupta has served as one of our directors since September 1997 and as our Chief Executive Officer and Chairman of the Board of Directors since December 1997. From 1996 to 1997, he was a private investor and an advisor to high-technology companies. From 1984 to 1996, he was the founder, Chairman of the Board and Chief Executive Officer of Gupta Technologies, a client/server database and tools company. Prior to that, he held various positions with Oracle Corporation and International Business Machines Corporation. Mr. Gupta holds a Bachelor of Science degree in chemical engineering from the Indian Institute of Technology, Kanpur, India, and an M.B.A. degree from Kent State University. We believe Mr. Gupta's specific attributes that qualify him to serve as a member of our Board of Directors include his in-depth knowledge of our Company, as he has acted as our Chief Executive Officer since 1997, and the software industry, as indicated by his management positions at Gupta Technologies and Oracle Corporation.

        Charles M. Boesenberg has served as one of our directors since September 2006. From January 2002, Mr. Boesenberg served as Chairman, Chief Executive Officer and President of NetIQ, Inc. until it was acquired by Attachmate Corporation in June 2006, at which time he retired. From March 2000 to December 2001, Mr. Boesenberg served as President of Post PC Ventures, a management and investment group. Mr. Boesenberg was President and Chief Executive Officer of Integrated Systems, Inc. (ISI), a provider of embedded systems software, from 1998 until ISI merged with Wind River Systems in February of 2000. Mr. Boesenberg joined ISI from Magellan, where he was Chief Executive Officer from 1992 to 1994. Mr. Boesenberg currently serves on the board of directors of Callidus Software Inc., Silicon Graphics, Inc., Websense, Inc. and Boingo Wireless, Inc. and served on the Board of Directors of Ancestry.com, Inc. from July 2006 until December 2012. He holds a Bachelor of Science degree in mechanical engineering from the Rose Hulman Institute of Technology and a Masters of Science degree in business administration from Boston University. We believe Mr. Boesenberg's specific attributes that qualify him to serve as a member of our Board of Directors include his extensive experience as a senior executive of public companies in the high-technology and software industry, and his experience and knowledge of operational matters gained as a past and present director of other companies.

        Mohan Gyani has served as one of our directors since January 2002 and as our lead independent director since January 2011. Mr. Gyani has been a private investor since December 2004. He serves as Vice-Chairman of Roamware and served as Chief Executive Officer and Chairman of Roamware from May 2005 to December 2005. Mr. Gyani was a senior advisor to the Chairman and Chief Executive Officer of AT&T Wireless from January 2003 to December 2004. He served as President and Chief Executive Officer of AT&T Wireless Mobility Services from February 2000 to January 2003. From 1995 to 1999, Mr. Gyani served as Executive Vice President and Chief Financial Officer of AirTouch Communications. Mr. Gyani is a member of the boards of directors of Audience, Inc., Ruckus Wireless, Inc., Safeway Inc., Union Bank, and other private companies and nonprofit organizations. Mr. Gyani holds an M.B.A. degree and a Bachelor of Administration degree in business administration from San Francisco State University. We believe Mr. Gyani's specific attributes that qualify him to serve as a member of our Board of Directors include his extensive financial and management experience, his understanding and insights of mobile technology, which is an important market focus for our company, and also his past and present service as a director of public companies in a wide range of industries.

        Jennifer M. Johnson has served as one of our directors since April 2004. Ms. Johnson serves as Executive Vice President and Chief Operating Officer of Franklin Resources, Inc., a financial services company. Prior to that time, she served in various other capacities for Franklin Resources, Inc. or its subsidiaries. Ms. Johnson serves as director of Fiduciary Trust Company International and is a member of Franklin Resources, Inc.'s Executive Committee. Ms. Johnson is also a member of the board of Templeton Global Growth Fund Ltd, Riva Financial Systems and a member of the board of other private companies, the Juvenile Diabetes Research Foundation and Shelter Network. Ms. Johnson is a graduate of the American Bankers Association's Stonier Graduate School of Banking. She earned her Bachelor of Administration degree in economics and physical education from the University of California at Davis. We believe Ms. Johnson's specific attributes that qualify her to serve as a member of our Board of Directors include her extensive management experience in a large and complex global business, her insights into how changes in the financial services industry affect our business, her experience evaluating technology companies and her institutional investor perspective.

        Mark Jung was appointed as one of our directors in October 2012. Mr. Jung has served as an Operating Partner at Khosla Ventures, LLC, a private venture capital fund, since February 2012. Mr. Jung has served as a member of the board of directors of several private companies since 2009. He currently serves as a member of the board of directors of DataXu, Inc., InMar, Inc., Ness Computing, Inc, and

SeatMe, Inc. From July 2010 to January 2011, Mr. Jung served as a member of the Board of Directors of Vitacost, Inc., an online health and wellness products provider. From April 2007 to May 2008, Mr. Jung served as a member of the Board of Directors of Limelight Networks, a content delivery network. From January 2007 to September 2010, Mr. Jung served as a member of the Board of Directors of 3PAR Inc., a manufacturer of systems and software for data storage and information management that was acquired by Hewlett Packard Co. in September of 2010. From October 2007 to November 2008, Mr. Jung served as Chief Executive Officer of Vudu, Inc., an online video streaming service. From February 2006 to November 2006, Mr. Jung served as Chief Operating Officer of Fox Interactive Media, Inc., a subsidiary of News Corporation, where he was responsible for its Internet business including MySpace, IGN Entertainment, AmericanIdol.com and FoxSports.com. Prior to Fox Interactive Media, Mr. Jung founded and took public IGN Entertainment, which was purchased by News Corporation in January 2006. Earlier in his career, Mr. Jung worked as a management consultant at McKinsey & Company. Mr. Jung holds a Bachelor of Science degree in engineering from Princeton University and an M.B.A. from Stanford Graduate School of Business. We believe Mr. Jung's specific attributes that qualify him to serve as a member of our Board of Directors include his extensive management experience with Internet companies, his entrepreneurial experience and his investor perspective in the Internet and mobile markets.

        Raymond L. Ocampo Jr.    has served as one of our directors since March 2004. Since April 2004, Mr. Ocampo has served as President and Chief Executive Officer of Samurai Surfer LLC, a consulting and investing company. In November 1996, Mr. Ocampo retired from Oracle Corporation, where he had served in various senior and executive positions since 1986, most recently as Senior Vice President, General Counsel and Secretary since September 1990. Mr. Ocampo is a member of the board of directors of PMI Group, Inc., Actuate Corporation, H5, Inc., a private company, and the Asian Pacific Fund, a nonprofit organization. Mr. Ocampo holds a J.D. degree from Boalt Hall School of Law at the University of California at Berkeley and an A.B. degree in political science from the University of California, Los Angeles. We believe Mr. Ocampo's specific attributes that qualify him to serve as a member of our Board of Directors include his strong management and legal background, his investor perspective and his extensive experience with high-technology and software companies.

        Anthony Sun has served as one of our directors since March 2012. Mr. Sun was a general partner since 1980, and managing general partner since 1997, of Venrock Associates, a venture capital partnership, until his retirement in December 2009. Mr. Sun has been a director of Cognex Corporation since 1982. He also serves as a member of the board of directors of several private companies. Mr. Sun holds Bachelor of Science and Master of Science degrees in electrical engineering from Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. We believe Mr. Sun's specific attributes that qualify him to serve as a member of our Board of Directors include his executive experience and investor's perspective, his expertise in the high-technology industry gained from evaluating companies, and the understanding of the Internet and software industries that he has acquired over his more than thirty years of experience.

The Board recommends a vote "FOR" the election of
each of the nominated directors.

Corporate Governance and Board Matters

    Corporate Governance

        We maintain a corporate governance page on our website which includes information about our corporate governance initiatives, including our Code of Business Conduct and Ethics, Code of Ethics for Chief Executive Officer and Senior Financial Department Personnel, Corporate Governance Guidelines and charters for the committees of the Board of Directors. The corporate governance page can be found at www.keynote.com, by clicking on "Company," on "Investor Relations," and then on "Corporate Governance."

        Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of The Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

  •
  A majority of our Board members are independent of Keynote and its management;

  •
  All members of key Board committees—the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee—are independent;

  •
  We have appointed a Lead Independent Director, Mr. Gyani;

  •
  The independent members of the Board of Directors meet regularly without the presence of management. The lead independent director presides at these executive sessions;

  •
  We have a clear code of business conduct that is annually affirmed by our employees;

  •
  The charters of the Board committees clearly establish their respective roles and responsibilities;

  •
  Our Audit Committee has procedures in place for the anonymous submission of employee complaints regarding accounting, internal accounting controls, or auditing matters;

  •
  We have adopted a code of ethics that applies to our Chief Executive Officer and all senior members of our finance department, including our Chief Financial Officer; and

  •
  We have adopted corporate governance guidelines and principles.

    Board Leadership Structure

        Mr. Gupta has served as Chief Executive Officer and Chairman of the Board since December 1997. Given the current market environment, the Board believes that having one leader serving as both the Chairman and Chief Executive Officer provides both decisive and effective leadership. Mr. Gyani has served as our lead independent director since January 2011. Based on our most recent review of the Board leadership structure, the Board has determined that this leadership structure is optimal for the Company because it provides our Company with strong and consistent leadership with independent oversight.

        In considering its leadership structure, the Board has taken a number of factors into account. The Board—which consists of a substantial majority of independent Directors who are highly qualified and experienced—exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the Board's Committees are comprised entirely of independent Directors. Further, as specified in our Corporate Governance Guidelines (and as discussed in greater detail below), the Board has designated one of its independent members as lead independent director, with significant responsibilities. A number of Board and Committee processes and procedures, including regular executive sessions of the independent, non-management Directors, periodic executive sessions with members of our independent registered public accounting firm, and annual evaluations of our Chairman and Chief Executive Officer's performance against pre-determined goals, provide substantial independent oversight of our Chief Executive Officer's performance. Finally, under the Company's Bylaws and Corporate Governance Guidelines, the Board has the ability to change its structure, should that be deemed appropriate and in the best interest of Keynote and its stockholders. The Board believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

        Significantly, our position of lead independent director comes with a clear mandate and significant authority. While the lead independent director is selected annually and will be periodically rotated between independent directors to provide a change in perspective, it is generally expected that he or she will serve for more than one year to provide consistency and continuity. The authority and the responsibilities of the lead independent director are detailed in the Corporate Governance Guidelines under which the lead independent director has the following specific responsibilities, among others:

  •
  Coordinating the activities of the independent directors, including scheduling and establishing agendas for meetings of the independent directors;

  •
  Serving as a liaison between the Chief Executive Officer and the independent directors; and

  •
  Presiding over meetings at which the Chairman is not present, including executive sessions of the independent directors.

    Role of Board in Risk Oversight

        The Company management team is responsible for identifying and reviewing risks facing our company, including, without limitation, strategic, operational, financial and regulatory risks and meets regularly as part of such responsibility to review and discuss our risk exposure. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure while the Audit Committee is responsible for considering and discussing major financial risk exposures and the steps management has taken to monitor and control these exposures. The Audit Committee regularly reviews financial risk management programs and initiatives and monitors compliance with securities and financial regulations, in addition to overseeing the audit work performed by the Company and its consultants in the area of internal audit for compliance with the Sarbanes-Oxley Act. The Nominating and Corporate Governance Committee monitors the effectiveness of the Company's corporate governance guidelines. The Compensation Committee also assesses and monitors whether any of the Company's compensation policies and programs has the potential to encourage excessive risk-taking. The Audit Committee of the Board meets at least quarterly and reviews the major financial risk exposures in connection with various matters, including the filing of quarterly reports with the SEC. The other committees of the Board meet at least annually to review and discuss each committee's respective areas of oversight and related risk exposures in such areas. The Board and its committees periodically receive risk management updates through business reports from management provided at meetings of the Board or its committees throughout the year. Following consideration of the information provided by management, the Board provides feedback and makes recommendations, as needed, to help minimize our risk exposure.

        The Compensation Committee does not believe our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. Management assessed the Company's compensation arrangements to determine if the programs' provisions and operations create undesired or unintentional risk of a material nature. Our determination is based on our assessment of the balance of potential risk to potential reward. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. Base salary and performance-based compensation are generally uniform in design and operation throughout the Company and with all levels of employees. The Company's compensation policies and practices are centrally designed and administered, and are substantially identical for each employee.

        Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that:

  •
  Do not encourage risk-taking beyond the organization's ability to effectively identify and manage significant risks;

  •
  Are compatible with effective internal controls and the risk management practices of the Company;

  •
  Are supported by a reasonable cap on short-term cash compensation and by the oversight and administration of the Compensation Committee with regard to executive compensation programs; and

  •
  The Compensation Committee's consideration of ethical behavior, which is integral in assessing the performance of all executive officers, including the named executive officers.

    Director Independence

        The Board of Directors has determined that each of our directors, except for Mr. Gupta, our Chief Executive Officer, is an independent director as defined by the rules of The Nasdaq Stock Market. In addition, the Board has determined that each member of the Audit Committee meets the additional independence criteria of the Securities and Exchange Commission required for Audit Committee membership.

    Board Meetings

        The Board of Directors met five times during fiscal year 2012. During this period each director attended at least 75% of the total number of meetings held by the Board and by all committees of the Board on which such director served, during the period that such director served.

    Board Committees

        Our Board of Directors has a Compensation Committee, an Audit Committee and a Nominating and Governance Committee. Each committee operates pursuant to a written charter; copies of these written charters are available on our website at www.keynote.com.

        Compensation Committee.    The current members of our Compensation Committee are Ms. Johnson, Mr. Gyani and Mr. Sun. Ms. Johnson serves as the chair. The Board of Directors has determined that each member of the Compensation Committee is an independent director as defined by the rules of The Nasdaq Stock Market, a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee considers and approves, or reviews and makes recommendations to our Board, concerning salaries for our officers and incentive compensation for our officers and employees. The Compensation Committee's process and procedures for determining executive compensation are discussed in "Compensation Discussion and Analysis." The Compensation Committee also administers our Equity Incentive Plan and Employee Stock Purchase Plan. The Compensation Committee met three times during fiscal year 2012.

        Audit Committee.    Our Audit Committee oversees our corporate accounting, financial reporting and internal control processes. Among other matters, the Audit Committee:

  •
  Evaluates the qualifications, independence and performance of our independent registered public accounting firm;

  •
  Engages our independent registered public accounting firm and reviews and approves the scope of the annual audit and the audit fee;

  •
  Discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

  •
  Approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

  •
  Monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

  •
  Reviews our critical accounting policies and estimates; and

  •
  Annually reviews the Audit Committee charter and the committee's performance.

        The current members of our Audit Committee are Mr. Boesenberg, Ms. Johnson and Mr. Ocampo. Mr. Boesenberg serves as the chair. The Board of Directors has determined that each member of the Audit Committee is an independent director as defined by the rules of the Securities and Exchange Commission and The Nasdaq Stock Market, and that each of them is able to read and understand fundamental financial statements. The Board of Directors has also determined that Mr. Boesenberg is an "audit committee financial expert" within the meaning of the rules of the Securities and Exchange Commission and is "financially sophisticated" within the meaning of the rules of The Nasdaq Stock Market. The Audit Committee met eight times during fiscal year 2012.

        Nominating and Governance Committee.    The current members of our Nominating and Governance Committee are Mr. Ocampo, Mr. Boesenberg and Mr. Jung. Mr. Ocampo serves as the chair. The Board of Directors has determined that each member of the Nominating and Governance Committee is an independent director as defined by the rules of The Nasdaq Stock Market. Our Nominating and Governance Committee identifies, considers and recommends candidates to serve as members of the Board, makes recommendations regarding the structure and composition of the Board and Board committees and oversees the annual Board evaluation process. The Nominating and Governance Committee is also responsible for overseeing, reviewing and making periodic recommendations concerning our corporate governance policies. The Nominating and Governance Committee met two times during fiscal year 2012.

    Consideration of Director Nominees

        Our Nominating and Governance Committee generally identifies nominees for our Board based upon recommendations by our directors and management. The Nominating and Governance Committee will also consider recommendations properly submitted by our stockholders in accordance with the procedure set forth in our bylaws. Stockholders can recommend qualified candidates for our Board by writing to our corporate secretary at Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404. Submissions that are received that meet the criteria outlined below will be forwarded to the Nominating and Governance Committee for review and consideration. We request that any such recommendations be made at least three months prior to September 30th, our fiscal year end, to ensure adequate time for meaningful consideration by the Nominating and Governance Committee. The Nominating and Governance Committee reviews periodically whether a more formal policy regarding stockholder nominations should be adopted.

        Neither the Board nor the Nominating and Governance Committee have a formal policy with regard to the consideration of diversity in identifying director nominees; however, the Board and the Nominating and Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The goal of the Nominating and Governance Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board. To this end, the Nominating and Governance Committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although the Nominating and Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Nominating and Governance Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. To date, we have not paid any third parties to assist us in this process.

        Upon the recommendation of the Nominating and Governance Committee, our Board has adopted a retirement age of 70 and a term limit of ten years for our independent directors, each waivable by the Board. These policies were adopted to further our efforts at bringing diverse and new viewpoints to our Board. The Board has provided a waiver of the ten year term limit until the 2014 Annual Meeting for Mr. Gyani, who has been on our Board since 2002.

    Stockholder Communication with Our Board

        Our stockholders may communicate with our Board of Directors or any of our individual directors by writing to them c/o Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404. In addition, all communications that are received by our Chief Executive Officer or Chief Financial Officer that are directed to the attention of our Board are forwarded to our Board.

Director Compensation

        We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. Directors who are employees of Keynote do not receive compensation from us for the services they provide as directors. In setting compensation for our outside directors, we consider the significant amount of time that directors expend in fulfilling their duties, the skill level required of members of the Board and also director compensation paid to directors at companies that have generally comparable revenues and market capitalization to us, in our industry and in adjacent industries. During fiscal year 2012, as it had in some previous fiscal years, the Compensation Committee engaged Compensia, Inc. ("Compensia"), an independent compensation consultant, to review the Board's compensation particularly with respect to the peer companies set forth below under the section entitled "General Compensation Policy and Objectives" in the Company's Compensation Discussion and Analysis.

        Cash Compensation.    Effective January 2012, non-employee directors are paid the following annual retainer fees:

  •
  $30,000 for board service, with the lead independent director receiving $40,000;

  •
  $9,000 for members of the Audit Committee, with the Chairman receiving $15,000;

  •
  $5,000 for members of the Compensation Committee, with the Chairman receiving $10,000; and

  •
  $4,500 for members of the Nominating and Governance Committee, with the Chairman receiving $5,000.

The payment of the fees are subject to the director attending at least four of the five regularly scheduled Board meetings during the fiscal year and at least 75% of the total number of Board meetings held during the fiscal year. The cash retainers earned for fiscal year 2012 by each of our non-employee directors are indicated in the table below. All directors are also reimbursed for their reasonable expenses in attending Board and committee meetings.

        Equity Compensation.    Historically, our non-employee directors received both automatic option grants and discretionary option awards under our 1999 Equity Incentive Plan. Effective in fiscal year 2009, we began awarding restricted stock units ("RSUs") rather than stock options. On March 16, 2012 Mr. Boesenberg, Mr. Gyani, Ms. Johnson, and Mr. Ocampo were each awarded 15,000 RSUs with a fair value of $19.77 per share, the fair market value of our common stock on that date, for future services to the Company as members of the Board of Directors. On April 27, 2012, Mr. Sun was granted 15,000 RSUs with a fair value of $18.27 per share. On November 2, 2012, Mr. Jung was granted 15,000 RSUs with a fair value of $14.84 per share.

        As of September 30, 2012, each non-employee director had 15,000 unvested RSUs outstanding. The RSUs will vest in three equal annual installments provided the non-employee director is a director on each such date and be settled within 60 days following vesting. The vesting of all of the non-employee directors' equity awards will accelerate in full upon a change of control of Keynote.

        As of September 30, 2012, each non-employee director had the following number of shares subject to options outstanding: Charles M. Boesenberg: 62,336 with exercise prices ranging from $9.86 to $13.51; Mohan Gyani: 150,000 with exercise prices ranging from $9.86 to $13.51; Jennifer M. Johnson: 146,000 with exercise prices ranging from $9.86 to $13.51; and Raymond L. Ocampo, Jr.: 167,000 with exercise prices ranging from $9.86 to $13.51. All the outstanding options were fully vested as of September 2012 and have a ten year term. We do not have a formal stock ownership policy for our directors and executive officers.

        Cash fees earned by and the grant date fair value of RSU awards to our non-employee directors during fiscal year 2012 were as follows:

Director Compensation

Name	Fees Earned or Paid in Cash	RSU Stock Awards	Total
Charles M. Boesenberg	$48,375	$296,550	$344,925
Mohan Gyani	41,625	296,550	338,175
Jennifer M. Johnson	46,875	296,550	343,425
Mark Jung(1)	—	—	—
Raymond L. Ocampo Jr.	43,125	296,550	339,675
Deborah Rieman(2)	38,625	296,550	335,175
Anthony Sun	22,500	274,050	296,550

(1)
Mark Jung was appointed to the Board of Directors in October 2012 and was granted an RSU for 15,000 shares at the same time.

(2)
Deborah Rieman resigned from the Board in October 2012.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee has at any time since our formation been one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Code of Ethics

        We have adopted a code of ethics that applies to our Chief Executive Officer and senior financial personnel, including our Chief Financial Officer, Chief Accounting Officer and all other employees engaged in our finance organization. A copy of this code of ethics is posted on our website at www.keynote.com.

Directors' Attendance at Annual Stockholder Meetings

        We encourage our Board members to attend our annual meeting of stockholders, but do not require their attendance. Three of our directors attended our 2012 Annual Meeting of Stockholders. Mr. Gupta, our Chairman of the Board and Chief Executive Officer, has attended all of our annual meetings.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        We are providing stockholders with a non-binding advisory vote to approve compensation programs for our named executive officers, also known as "say on pay."

        Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy, and the Executive Compensation section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

        We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

        Highlights of the Company's executive compensation program for fiscal 2012 include:

  •
  Significant majority of compensation of executive officers, including named executive officers, tied to individual and the Company's stock performance;

  •
  Continued emphasis on long-term equity incentives;

  •
  Absence of material perquisites; and

  •
  Absence of tax "gross-ups."

        The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis below are consistent with sound executive compensation principles, as well as stockholder interests and concerns, and that they will act to incentivize the achievement of the Company's goals moving forward.

        In accordance with Section 14A of the Exchange Act, the Company is asking stockholders to approve the following advisory resolution at the 2013 Annual Meeting of Stockholders:

        RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when evaluating our executive compensation program.

The Board recommends a vote "FOR" approval of the advisory vote to approve executive compensation.

 PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2013, and our stockholders are being asked to ratify such selection. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be able to make a statement if they wish to do so, and will be available to respond to appropriate questions.

        Ratification by our stockholders of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP as a matter of good corporate practice. If our stockholders fail to ratify this selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Keynote and our stockholders.

The Board recommends a vote "FOR" the ratification of the selection of Deloitte & Touche LLP

Audit and Related Fees

        During fiscal years 2012 and 2011, the aggregate fees billed by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"), for professional services were as follows:

  •
  Audit Fees.  The aggregate fees billed by Deloitte for professional services rendered for the audits of our annual consolidated financial statements and effectiveness of our internal control over financial reporting, reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements were $1,315,238 for fiscal year 2012 and $1,113,700 for fiscal year 2011.

  •
  Audit-Related Fees.  In fiscal years 2012 and 2011, the aggregate fees billed by Deloitte related to our acquisition of Mobile Complete, Inc., doing business as DeviceAnywhere, were $78,000 and $27,000, respectively.

  •
  Tax Fees.  For fiscal years 2012 and 2011, there were no fees billed by Deloitte for professional services in connection with tax compliance, advice and planning.

  •
  All Other Fees.  For fiscal years 2012 and 2011, there were no other fees billed by Deloitte.

        All such services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations, and were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below. The Audit Committee acting as a whole determined that the provision of these services was compatible with maintaining Deloitte's independence for fiscal year 2012.

Audit Committee Pre-Approval Policy

        All audit and non-audit services to be performed for Keynote by its independent registered public accounting firm must be pre-approved by the Audit Committee, or a designated member of the Audit Committee, to assure that the provision of such services does not impair their independence. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee. Any interim pre-approval of services is required to be reported to the Audit Committee at the next scheduled

Audit Committee meeting. The Audit Committee does not delegate its responsibility to pre-approve services performed by the independent registered public accounting firm to management.

        The engagement terms and fees for annual audit services are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other matters. All other audit services not otherwise included in the annual audit services engagement must be specifically pre-approved by the Audit Committee.

        Audit-related services are services that are reasonably related to the performance of the audit or review of Keynote's financial statements or traditionally performed by the independent registered public accounting firm. Examples of audit-related services include employee benefit and compensation plan audits, due diligence related to mergers and acquisitions, attestations by the auditor that are required by statute or regulation, and consulting on financial accounting/reporting standards. All audit-related services must be specifically pre-approved by the Audit Committee.

        The Audit Committee may grant pre-approval of other services that are permissible under applicable laws and regulations and that would not impair the independence of the independent registered public accounting firm. Such services may not be performed by the independent registered public accounting firm unless they are specifically pre-approved by the Audit Committee.

        Requests or applications for the independent registered public accounting firm to provide services that require specific approval by the Audit Committee are considered after consultation with management and the independent registered public accounting firm. Questions about whether the scope of a proposed service requires specific pre-approval, or is permitted by applicable laws and regulations, are to be referred to the Keynote legal department.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended September 30, 2012 and has met with our management and independent registered public accounting firm to discuss the audited consolidated financial statements. Our management has represented to the Audit Committee that Keynote's audited consolidated financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received from our independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with them their independence. The Audit Committee has also considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining their independence.

        Based on the review and discussions noted above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Keynote's annual report on Form 10-K for the fiscal year ended September 30, 2012, and be filed with the Securities and Exchange Commission.

AUDIT COMMITEE
Charles M. Boesenberg Jennifer M. Johnson Raymond L. Ocampo Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information as to the beneficial ownership of our common stock as of December 31, 2012 by:

  •
  Each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

  •
  Each of our directors;

  •
  Our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers as of September 30, 2012; and

  •
  All of our directors and executive officers as a group.

        The percentage ownership is based on 18,191,900 shares of common stock outstanding as of December 31, 2012. Shares of common stock that are subject to options currently exercisable, or exercisable within 60 days of December 31, 2012, and RSUs that will vest within 60 days of December 31, 2012 are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise noted, the address for each stockholder listed below is c/o Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent
Directors and Named Executive Officers:
Umang Gupta	1,935,000	10.6%
Jeffrey Kraatz(1)	176,488	1.0%
Curtis H. Smith	24,498	*
Adil Kaya(2)	16,643	*
Faraz A. Syed(3)	15,000	*
Raymond L. Ocampo Jr.(4)	243,444	1.3%
Mohan Gyani(5)	168,334	*
Jennifer M. Johnson(6)	163,334	*
Charles M. Boesenberg(7)	79,003	*
Mark Jung	—	*
Anthony Sun	—	*
All 17 directors and executive officers as a group(8)	3,312,070	17.1%
5% Stockholders:
Empire Capital Management LLC(9)	2,546,594	14.0%
Dimensional Fund Advisors, LP(10)	1,247,402	6.9%

*
Indicates beneficial ownership of less than 1%.

(1)
Includes 174,900 shares subject to options exercisable within 60 days of December 31, 2012.

(2)
Includes 12,500 shares subject to options exercisable within 60 days of December 31, 2012.

(3)
Includes 15,000 RSUs subject to settlement within 60 days of December 31, 2012.

(4)
Includes 34,716 shares held by Raymond L. Ocampo Jr. and Sandra O. Ocampo, Trustees of Ocampo Revocable Trust UTA May 30, 1996, and 167,000 shares subject to options exercisable within 60 days of December 31, 2012.

(5)
Includes 150,000 shares subject to options exercisable within 60 days of December 31, 2012.

(6)
Includes 146,000 shares subject to options exercisable within 60 days of December 31, 2012.

(7)
Includes 62,336 shares subject to options exercisable within 60 days of December 31, 2012.

(8)
Includes 1,156,698 shares subject to options exercisable within 60 days of December 31, 2012.

(9)
Based solely on information provided by Empire Capital Management, LLC in its Form 4, filed with the Securities and Exchange Commission on December 31, 2012. Scott A. Fine is a controlling person of such fund. The address of this person and this entity is 1 Gorham Island, Suite 201, Westport, CT, 06880.

(10)
Based solely on information provided by Dimensional Fund Advisors LP in its Form 13G, filed with the Securities and Exchange Commission on February 10, 2012. Dimensional Fund Advisors LP ("Dimensional") furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional or its subsidiaries possesses voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This compensation discussion and analysis describes the material elements of compensation awarded to each of our executive officers who are identified in the Summary Compensation Table on page 30 (the "named executive officers"). This discussion and analysis serves as an introduction to the executive compensation information provided in narratives, tables and footnotes that follow. This discussion and analysis contains statements about individual and Company performance targets and goals, and the likelihood of achieving these targets and goals, in the limited context of our compensation programs. Those statements should not be understood to be statements of our expectations or estimates of future performance or other guidance, and should not be applied to other contexts. These statements are subject to many risks and uncertainties, including, but not limited to, those identified in our Form 10-K for fiscal year 2012 under "Item 1A. Risk Factors."

Overview

        Compensation of the Company's executive officers is intended to attract, motivate and retain highly qualified individuals with the leadership skills necessary to achieve the Company's annual and long-term business objectives and to create stockholder value. The Compensation Committee has the responsibility for establishing and overseeing our executive officer compensation programs pursuant to the following objectives:

  •
  Executive officers should be fairly compensated for the value of work provided, including the achievement of specific Company goals and objectives;

  •
  Executive officers' total direct compensation (consisting of salary, annual cash incentive compensation and long-term equity incentive compensation) should be competitive with market practices;

  •
  Compensation of the executive officers should align their interests with the interests of the Company's stockholders by providing the executive officers with long-term equity incentive compensation opportunities and promoting stock ownership, and thereby discouraging behavior that leads to short-term actions and excessive risk taking;

  •
  A significant portion of the compensation of executive officers should be at risk; provided such risk does not lead to excessive risk taking by executive officers, and should vary based on the Company's financial and operational performance as well as each executive officer's level of responsibility and individual performance at the Company; and

  •
  The executive officer compensation programs should be implemented in an objective and non-discriminatory manner.

        At least annually, our Compensation Committee performs a strategic review of our executive officers' overall compensation to determine whether they provide adequate incentives and motivation to our executive officers. During each fiscal year, the Compensation Committee meets with our Chief Executive Officer to review the objectives of Keynote and its executives for such year and to establish parameters for performance-based year-end bonus awards. Bonus awards for executives other than the Chief Executive Officer may be based on achievement of corporate objectives as well as on achievement of personal objectives (MBOs) as determined by the Chief Executive Officer. Corporate objectives are established by the Compensation Committee at the beginning of the fiscal year. Personal objectives for executives other than the Chief Executive Officer are established by the Chief Executive Officer at the beginning of the fiscal year and usually involve a mix of quantitative and qualitative goals. At the conclusion of each fiscal year, the Compensation Committee meets with the Chief Executive Officer to review the performance of the Company and its executive officers against the corporate objectives and parameters that were established for eligibility for performance-based bonuses and to award year-end cash bonuses. The Compensation Committee determines the compensation of the Chief Executive Officer outside of his presence.

        The Compensation Committee has reviewed the results of the 2012 stockholder advisory vote on executive compensation. Because a substantial majority (99.1%) of the stockholders casting votes approved the Company's executive compensation policies described in our proxy statement for the 2012 Annual Meeting, the Compensation Committee decided that it was not necessary to implement changes to our executive compensation programs as a result of the advisory vote.

General Compensation Policy and Objectives

        Our executive compensation program is designed to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that we expect and to closely align the compensation of those individuals with the performance of our Company on both a short-term and long-term basis. Our compensation philosophy for executive officers is to relate compensation to individual and corporate performance. Accordingly, our compensation programs are designed with a framework of short-term and long-term rewards for meeting and exceeding measurable company-wide goals and individual goals. Within this overall philosophy, the elements of compensation for our named executive officers include base salaries, cash incentive bonuses, and equity incentive awards.

        We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our understanding of the competitive market, our view of internal equity and consistency, individual performance and overall company performance. Although our Compensation Committee has the authority to directly retain the services of independent compensation consultants and other experts to assist in fulfilling its responsibilities, we typically have not engaged third party compensation consultants concerning our executive compensation decisions, except in the case of our compensation decisions regarding our Chief Executive Officer's compensation, severance and change of control compensation. The Compensation Committee engaged Compensia in fiscal 2012 to do an analysis for use by the Compensation Committee in establishing appropriate compensation for Mr. Gupta. Compensia performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services.

        In 2012, we established a peer group solely for purposes of this analysis. The peer group included the following companies:

• Callidus Software	• Constant Contact
• Convio	• Cornerstone OnDemand
• DemandTec	• eBix
• FalconStor Software	• Guidance Software
• LivePerson	• LogMeln
• LoopNet	• Motricity
• Natural Tandem	• Saba Software
• Sourcefire	• Tech-Target
• Vocus

        However, in reviewing the compensation arrangements of the above peer group companies and in setting Mr Gupta's compensation for fiscal 2012, the Compensation Committee did not utilize any formal benchmarking and the Compensation Committee did not adopt any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation for fiscal 2012. However, the Compensation Committee's philosophy is to have a significant portion of an employee's compensation performance-based, while providing the opportunity to be well rewarded through equity if the Company performs well over time. The Compensation Committee also believes for technology companies, stock-based compensation is a significant motivator for employees, as compared to cash compensation.

        From time to time, special business conditions may warrant additional compensation to attract, retain or motivate executives. Examples of such conditions could include acquisitions, recruiting or retaining specific or unique talent, and recognition for exceptional contributions. In these situations, the Compensation Committee considers the business needs and the potential costs and benefits of special rewards.

        We estimate and record stock-based compensation expense under ASC 718 over the service period of the award. Our cash compensation is accrued as an expense at the time the obligation is earned. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option any gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Elements of Compensation

        The three material elements of our named executive officer compensation program are base salary, cash incentive awards and equity incentive awards.

Base Salary

        We seek to provide our named executive officers with a base salary that is appropriate for their roles and responsibilities, and that provides them with a level of income stability. The Compensation Committee reviews base salaries annually, and adjusts them periodically in light of actual performance and current conditions. For fiscal year 2012, the base salaries of our named executive officers were determined for each individual by evaluating their scope of responsibility, historical qualitative performance and other contributions, prior experience and salary history. In setting salaries for fiscal year 2012, the Compensation Committee considered base salary increases for all of our named executive officers; with the exception of its determination of the base salary for Mr. Gupta, however, the Compensation Committee did not receive the specific advice of a compensation consultant in making its salary decisions for fiscal 2012. The Compensation Committee increased Mr. Gupta's base salary from $330,000 to $365,000 based on the information provided by Compensia and the Compensation Committee's evaluation of his performance and overall market conditions. With respect to the other named executive officers, the Compensation Committee took into account the recommendations of the Chief Executive Officer and also relied on the collective subjective judgment of its members in determining that the base salary of Mr. Smith would remain at $250,000 for fiscal 2012, the base salary of Mr. Kraatz would remain at $250,000 for fiscal 2012, and the base salary of Mr. Kaya would remain at €180,000 (approximately $235,000 at the average exchange rate for fiscal year 2012) for fiscal 2012. The Compensation Committee believed the salary levels for fiscal year 2012, together with the incentive components of our executive compensation program would serve as an effective means of retaining these named executive officers. The base salary of Mr. Syed in the amount of $270,000 was approved by the Board as part of the acquisition of Mobile Complete, doing business as DeviceAnywhere, in October 2011.

 Cash Incentive Awards

        Each of our named executive officers is eligible to receive incentive cash compensation based on individual performance and/or our corporate performance for the entire year. The Compensation Committee met with our Chief Executive Officer to review the objectives of Keynote and its executives for fiscal year 2012 and to establish parameters for performance-based cash incentive awards, or bonus.

        Our Chief Executive Officer's bonus was based entirely on achieving quantitative corporate goals established by the Compensation Committee. Mr. Smith's bonus was based on achieving a combination of qualitative MBOs established by the Chief Executive Officer at the beginning of the fiscal year and quantitative corporate goals established by the Compensation Committee. The bonuses for Messrs. Kaya, Kraatz and Syed were based on quantitative MBOs established by the Chief Executive Officer with input from the Compensation Committee.

        For fiscal year 2012, the on-target bonus for our Chief Executive Officer was 100% of his base salary. The on-target bonus as a percentage of base salary for each named executive officer, other than the Chief Executive Officer, was 30% for Mr. Smith, 50% for Mr. Kaya, 60% for Mr. Kraatz and 50% for Mr. Syed.

        The bonus amounts for each of the named executive officers for fiscal year 2012 were as follows:

Name	On-Target Bonus	Maximum Bonus	Actual Bonus
Umang Gupta(1)	$365,000	$730,000	$329,458
Curtis H. Smith(2)	75,000	112,500	66,661
Adil Kaya(3)	117,500	235,000	107,460
Jeffrey Kraatz(4)	150,000	(4)	125,379
Faraz Syed(5)	135,000	270,000	80,686

(1)
If the objectives described below for Mr. Gupta were exceeded, he could have received up to 200% of the on-target bonus.

(2)
Of Mr. Smith's total on-target bonus, 50% is based on achievement of the MBOs described below and 50% is based on the corporate goals described below. If the corporate objectives for Mr. Smith were exceeded, Mr. Smith could have received up to 200% of the portion of his on-target bonus related to corporate goals.

(3)
If the objectives described below for Mr. Kaya were exceeded, he could have received up to 200% of the on-target bonus. The amounts of Mr. Kaya's bonus presented above are based on an average exchange rate for the fiscal year, as his bonus is paid in Euros.

(4)
There was no cap on the maximum bonus amount that could have been earned by Mr. Kraatz. Mr. Kraatz earned a bonus of $125,379 for fiscal 2012 based on the achievement of the MBOs described below.

(5)
If the objectives described below for Mr. Syed were exceeded, he could have received up to 200% of the on-target bonus.

Management by Objective (MBOs)

        Each named executive officer, other than our Chief Executive Officer, typically has a number of MBO goals for the fiscal year. The specific MBO goals, and the relative weighting of each, is determined by our Chief Executive Officer and confirmed by the Compensation Committee. Bonus payments associated with MBO goal achievement are based on the degree to which each objective is achieved, as determined by our Chief Executive Officer.

        For fiscal year 2012, the MBO goals set by our Chief Executive Officer for our Chief Financial Officer, Mr. Smith, were established and reviewed and the bonus was paid semi-annually, focusing on the management of his area of responsibility and timely financial reporting. Specific MBO goals included: providing monthly financial statements and related information within a specified number of days; the quality of the financial information based upon the results of our independent auditor's quarterly reviews and annual audit; the accuracy of the forecast for both the entire Company and the areas for which he managed; and managing an active investor relations calendar. For fiscal year 2012, Mr. Smith earned MBO bonus payments of $32,813 in the aggregate as a result of achievement of between 84% and 91% of the goals in each of the periods.

        For fiscal year 2012, the MBO goals set by our Chief Executive Officer for Mr. Kraatz, our Vice-President of Worldwide Sales and Services, were based on our worldwide revenue, excluding revenue from our DeviceAnywhere, SITE and GlobalRoamer products and services. If we have revenue in excess of a base amount, Mr. Kraatz was eligible to receive a bonus based on a percentage of our revenue in excess of this base revenue amount. The revenue goal is an annual goal, with quarterly progress payments. We have not disclosed the specific formulae or performance targets of Mr. Kraatz for several reasons, including our belief that disclosure would result in competitive harm to us. We do not publicly disclose this information and, if disclosed, we believe the information would provide competitors and others with insights into our operational strengths and weaknesses that would be harmful to us. We believe that the targets were difficult to achieve as they would require significant growth, which would be particularly challenging in the current economic environment. For fiscal year 2012, Mr. Kraatz earned a total MBO bonus of $125,379 based on his performance against the established goals.

        The MBO objectives set by our Chief Executive Officer for Mr. Kaya were based on revenue with an acceptable contribution margin from worldwide sales of all Keynote SIGOS products for the calendar year ended December 31, 2012. If minimum targets were not achieved, Mr. Kaya would not earn any bonus. If maximum targets were achieved, Mr. Kaya would earn 100% of his base salary as a bonus (200% of his on-target bonus). If actual performance is between the minimum and maximum targets, Mr. Kaya would earn an amount based on the percentage calculated by dividing the amount that actual performance is above the minimum target by the difference between the maximum target and the minimum target. We have not disclosed the specific formulae or performance targets of Mr. Kaya for several reasons, including our belief that disclosure would result in competitive harm to us. We do not publicly disclose this information and, if disclosed, we believe the information would provide competitors and others with insights into our operational strengths and weaknesses that would be harmful to us. We believe that the targets were difficult to achieve as they would require significant growth, which would be particularly challenging in the current economic environment. During the calendar year ended December 31, 2012, Mr. Kaya earned a bonus of 42% of his base salary or approximately €76,000 (approximately $99,000 at the average exchange rate for fiscal year 2012) based on his performance against the established goals.

        The MBO objectives set by our Chief Executive Officer for Mr. Syed were based on revenue and contribution margin targets from worldwide sales of all DeviceAnywhere products for the calendar year ended December 31, 2012. If maximum targets were achieved, Mr. Syed would earn 100% of his base salary as a bonus (200% of his on-target bonus). If actual performance is between the zero and the maximum targets, Mr. Syed would earn an amount based on multiplying the actual revenue and contribution margin achieved by a percentage calculated by dividing the on-target bonus by the on-target performance measurement. If the on-target performance measurement is exceeded, the percentage is increased by an accelerator factor. We have not disclosed the specific formulae or performance measurement targets of Mr. Syed for several reasons, including our belief that disclosure would result in competitive harm to us. We do not publicly disclose this information and, if disclosed, we believe the information would provide competitors and others with insights into our operational strengths and weaknesses that would be harmful to us. We believe that the targets were difficult to achieve as they would require significant growth, which would be particularly challenging in the current economic environment. During the calendar year ended December 31, 2012, Mr. Syed earned a bonus of 17% of his base salary or approximately $46,000 based on his performance against the established goals.

 Corporate Objectives

        For fiscal 2012, the Compensation Committee selected revenue and earnings before interest, taxes, depreciation, amortization and stock-based compensation ("Adjusted EBITDA") goals as the corporate goals because it believed that these measures are correlated strongly with stockholder value creation, improvement in these measures aligns with our overall growth strategy, we and our investors see these measures as among the most critical of our financial information, and these measures balance growth and profitability. The Compensation Committee also selected these measures to establish appropriate checks and balances among our financial objectives and to provide the strongest composite of indicators of our overall annual performance. The revenue and Adjusted EBITDA goals were set at levels intended to reward achieving results that met or exceed our expectations, with 50% of the total target bonus amount based on achievement of the revenue goal and 50% based on achievement of the Adjusted EBITDA goal. The corporate goals were 100% of the on-target bonus for our Chief Executive Officer and 50% of the on-target bonus for our Chief Financial Officer, as it was believed that they had the most company-wide perspective in their roles.

        The Compensation Committee believes that to provide for an appropriate incentive effect, at least a minimum threshold level of a particular corporate goal should be met in order for some portion of the target bonus to be payable, with the opportunity to receive a greater bonus amount as the performance levels increase, including the opportunity to receive a bonus in excess of the target amount if a particular corporate goal is exceeded.

        With respect to revenue, 100% of the portion of the target bonus related to this corporate goal for fiscal 2012 was payable if Keynote achieved the revenue goal of $130.0 million based on a constant foreign exchange rate and accounting principles generally accepted in the United States. A linear payout of 0% to 200% (of the portion of the target bonus amount related to this corporate goal) was payable upon achievement of revenue within a range extending from approximately 88% of the revenue goal (0% payout) to approximately 112% of the revenue goal (200% payout). With respect to Adjusted EBITDA, 100% of the portion of the target bonus related to this corporate goal for fiscal 2012 was payable if Keynote achieved Adjusted EBITDA of $22.5 million, based on the definition above and financial statements prepared under generally accepted accounting principles in the United States. A linear payout of 0% to 200% (of the portion of the target bonus amount related to this corporate goal) was payable upon achievement of Adjusted EBITDA within a range extending from approximately 80% of the Adjusted EBITDA goal (0% payout) to approximately 120% of the Adjusted EBITDA goal (200% payout). Based on the criteria established by the Compensation Committee, our Chief Executive Officer and Chief Financial Officer would not have received a payment for the portion of the 2012 bonus that was based on a company performance goal if the minimum achievement threshold level of a particular goal was not met. Conversely, if the achievement threshold of a particular goal was exceeded, our Chief Executive Officer and Chief Financial Officer would have received a payment amount that exceeded their respective on-target bonus associated with that goal, up to a maximum bonus of 200% of the target amount for such corporate goal.

        For fiscal 2012, Mr. Gupta earned cash payment of $329,458 and Mr. Smith earned cash payment of $33,848 as a result of our company achieving 97% of the revenue goal and 101% of the Adjusted EBITDA goal.

        Because our Compensation Committee views cash bonuses as a reward for strong performance, we generally set company performance objectives at levels that would only be achieved if we improved on our past levels of performance. Accordingly, we generally believe that these targets are difficult to achieve and require a high level of execution and performance by our executives.

        We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award.

 Equity Incentive Awards

        Each named executive officer is eligible to receive equity awards, which the Compensation Committee believes will reward the named executive officers if stockholder value is created over the long-term, as the value of the equity awards increase with the appreciation of the market value of our common stock. Accordingly, the primary purpose of our long-term equity awards is to align the interests of the named executive officers with those of the stockholders through incentives to create stockholder value. Equity awards also improve our ability to attract and retain our executive officers by providing compensation that is competitive with companies for which we compete for talent.

        Our equity compensation plan provides for awards of stock options, restricted stock, restricted stock units and stock bonuses, although to date we have only issued stock options and restricted stock units. Since 2009, we have used RSUs, to link executive officer compensation directly to increases in the price of our common stock, which reflects increases in stockholder value. Equity awards compensate our executive officers more if our stock price increases after the date of grant and the executive officer remains employed for the period required for the equity award to vest. The Compensation Committee thus considers equity awards a particularly effective incentive and retention tool because it motivates our executive officers to increase stockholder value and remain with our Company.

        Equity awards are typically awarded to executive officers upon hiring or promotion, in connection with a significant change in responsibilities, as part of our company-wide refresh policy, or to achieve additional ownership in our company. Each year, the Compensation Committee reviews the equity ownership of our executive officers and considers whether to grant additional awards. In order to qualify for an additional equity award, an executive officer must have a strong performance evaluation rating. In making determinations as to additional grants to executive officers, the Compensation Committee remains sensitive to the potential dilutive impact and accounting expense of stock-based compensation, and also takes into account, on a subjective basis and on the advice of the chief executive officer, in the case of other executive officers, the responsibilities, past performance and anticipated future contribution of the executive, the competitiveness of the executive's overall compensation package, as well as the executive's existing equity holdings, accumulated realized and unrealized gains, and the potential reward to the executive if the market value of our common stock appreciates.

        The following table summarizes the RSUs granted to named executive officers during fiscal year 2012:

Name	Restricted Stock Units Granted
Umang Gupta(1)	200,000
Curtis H. Smith(2)	25,000
Jeffrey Kraatz(3)	15,000
Faraz Syed(4)	40,000

(1)
Of the 200,000 RSUs, 180,000 RSUs will vest in full on July 1, 2015 with the remaining 20,000 RSUs to vest based upon performance criteria for fiscal 2014 that will be established by the Compensation Committee.

(2)
The 25,000 RSUs were granted pursuant to his employment agreement and will vest in full on July 1, 2016.

(3)
The 15,000 RSUs will vest in full on October 25, 2016, subject to accelerated vesting upon achievement of annual revenue performance targets for fiscal 2012, 2013 and 2014 as established by the Compensation Committee. Upon the achievement of the performance target of any fiscal year, vesting of 5,000 RSUs will be accelerated. Mr. Kraatz did not achieve the performance target for fiscal 2012.

(4)
Of the 40,000 RSUs, which were granted pursuant to his employment agreement that was approved by the Board in connection with the acquisition of DeviceAnywhere, 15,000 RSUs will vest on December 31, 2012 and 25,000 RSUs will vest on December 31, 2014.

        Mr. Gupta received a grant of 200,000 RSUs in fiscal 2012, subject to cliff vesting in July 2015. The size and vesting terms of this grant were consistent with those of the most recent equity award previously made to Mr. Gupta which occurred in fiscal 2009 when he was also awarded 200,000 RSUs; that earlier grant became fully vested in fiscal 2012. The Compensation Committee recognizes that Mr. Gupta has significant stock ownership in the Company, but believes he should be eligible for periodic equity awards as part of his compensation package because of the important role he serves in our strategy, operations, and future financial performance. The Compensation Committee also believes that establishing performance criteria for the 20,000 performance RSUs to be established in 2014 with respect to future performance will give the Compensation Committee the opportunity to analyze the appropriate goals of the Company for purposes of incentivizing Mr. Gupta's performance at that time.

        RSUs were granted to assist in the retention of our executive officers, and to provide them with incentives to contribute to our future success. We did not perform any benchmarking analysis in connection with the granting of these awards.

        We also have an employee stock purchase plan that enables eligible employees to periodically purchase shares of our common stock at a discount. Participation in this plan is available to all executive officers on the same basis as our other employees.

        We do not have any program, plan or obligation that requires us to grant equity compensation on specific dates and we have not made equity grants in connection with the release or withholding of material non-public information.

        Other than the equity plans described above, we do not have any equity security ownership guidelines or requirements for our executive officers.

Employee Benefits

        All of our named executive officers are eligible to participate in our 401(k) plan (which includes our matching contributions), health and dental coverage, life insurance, disability insurance, paid time off, and paid holidays on the same terms as are generally available to all employees. In calendar year 2012 and 2011, we matched 25% of an employee's contributions during the year up to a maximum employer match of $2,000 per employee, if the employee was employed by us at the end of the calendar year.

Severance and Change of Control Arrangements

        During fiscal 2011, the Compensation Committee engaged Compensia for advice with respect to, and we entered into, an amended and restated employment agreement with Mr. Gupta which establishes Mr. Gupta's annual base salary and eligibility for benefits, including separation compensation and bonuses. This agreement continues until it is terminated upon written notice by Mr. Gupta or us. We must pay Mr. Gupta his salary and other benefits through the date of any termination of his employment. During fiscal 2012, the Compensation Committee engaged Compensia to review Mr. Gupta's compensation. Based on this review, the Compensation Committee awarded Mr. Gupta 200,000 RSUs (20,000 of which are performance based RSUs), increased his annual base salary to $365,000 and increased his on-target bonus to 100% of his annual base salary.

        In the event Mr. Gupta's employment is terminated without "Cause" or if a "Constructive Termination" of his employment occurs following a change of control, Mr. Gupta would be entitled to receive twelve months of base salary and his equity awards will fully vest over the next 18 months. In the event of his death or disability, he would be entitled to receive twelve months base salary and target bonus and his equity awards will fully vest over the next twelve months. In the event Mr. Gupta's employment is terminated without "Cause" or if a "Constructive Termination" each within twelve months following a sale of the company, Mr. Gupta would be entitled to receive full acceleration of any outstanding equity awards. If Mr. Gupta voluntarily ceases his employment, but provides at least three months advance notice and provides such assistance through the date of termination as the Board of Directors may reasonably request, he would be entitled to receive a ratable portion of his target bonus amount, subject to achievement of the goals and objectives for bonus eligibility.

        "Cause" is defined to exist at any time after the happening of one or more of the following events:

  •
  Any willful act or acts of dishonesty undertaken by him and intended to result in substantial gain or personal enrichment at the expense of Keynote;

  •
  Any willful act of gross misconduct which is materially and demonstrably injurious to Keynote; or

  •
  The willful and continued failure to substantially perform his duties with Keynote (other than incapacity due to physical or mental illness).

        "Constructive Termination" means:

  •
  A material reduction in Executive's salary or benefits not agreed to by him;

  •
  A material change in Executive's responsibilities not agreed to by him; or

  •
  A sale of the company if he is not the Chief Executive Officer of the resulting combined entity.

        Pursuant to an offer letter dated May 21, 2010 with Mr. Smith, our Chief Financial Officer, if we terminate his employment with or without cause, we must provide him with either three months' notice or must pay him three months of his annual base salary and benefits. Under Mr. Smith's offer letter, which was approved by the Compensation Committee, in the event of a Change of Control of Keynote or within twelve months following a Change of Control of Keynote and either (i) he is terminated by Keynote (or its successor) without cause, or (ii) he terminates his employment for Good Reason, he is entitled to the following:

  •
  50% of his annual base salary;

  •
  50% of his bonus received in the prior fiscal year; and

  •
  Full acceleration of the vesting of his RSUs.

        A Change of Control under Mr. Smith's offer letter means (1) a merger or consolidation in which Keynote is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of our Company in a different jurisdiction, or other transaction in which there is no substantial change in our stockholders or their relative stock holdings), (2) a merger in which Keynote is the surviving corporation but after which our stockholders immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with our Company in such merger) cease to own their shares or other equity interest in our company, (3) the sale of substantially all of the assets of Keynote, or (4) the acquisition, sale, or transfer of more than 50% of the outstanding shares of Keynote by tender offer or similar transaction. Cause under his offer letter means (a) willfully engaging in gross misconduct that is materially and demonstrably injurious to Keynote; or (b) willful and continued failure to substantially perform his duties with Keynote (other than incapacity due to physical or mental illness), provided that such failure continues after the Board has provided a written demand for substantial performance, setting forth in detail the specific respects in which it believes he has willfully and not substantially performed his duties thereof and a reasonable opportunity (to be not less than thirty (30) days) to cure the same. Good Reason under his offer letter means a termination of employment within sixty (60) days following any one of the following events: (x) a ten percent (10%) or more reduction in annual base salary that is not part of a general salary reduction plan applicable to all officers of Keynote or any successor company; (y) a change in position or status to a position that is not at the level of Chief Financial Officer of Keynote or any successor company; or (z) relocating our principal place of business in excess of fifty (50) miles from the current location of such principal place of business.

        Pursuant to a promotion letter dated April 1, 2006 with Mr. Kraatz, our Senior Vice President of International Sales and Worldwide Sales Support, if we terminate his employment with or without cause, we must provide him with either three months' notice or must pay him three months of his annual base salary plus his quarterly incentive compensation as averaged over the previous year.

        Pursuant to a Service Agreement that went into effect on April 28, 2008 with Mr. Kaya, if we terminate his employment without cause, we must provide him with either twelve months' notice or must pay him twelve months of his base salary and benefits.

        The equity awards that we grant to our executive officers, including Messrs. Kraatz and Kaya, under our 1999 Equity Incentive Plan generally provide for acceleration of the vesting of such awards upon the occurrence of specified events. If the executive officer is terminated without cause following a change of control of our company that occurs within twelve or less months after the date of grant of the equity award, option awards vest immediately with respect to 25% of the shares subject to that equity award and RSUs vest immediately with respect to 33.3% of the shares subject to that equity award. If the executive officer is terminated without cause following a change of control of our company that occurs more than twelve months after the date of grant of the equity award, equity awards vest immediately with respect to all of the shares subject to that equity award. With respect to these equity awards, cause is defined to mean (i) willfully engaging in gross misconduct that is materially and demonstrably injurious to us; or (ii) willful and continued failure to substantially perform the executive officer's duties (other than incapacity due to physical or mental illness), provided that this failure continues after our Board of Directors has provided the executive officer with a written demand for substantial performance, setting forth in detail the specific respects in which it believes the executive officer has willfully and not substantially performed his or her duties and a reasonable opportunity (to be not less than 30 days) to cure the failure. A termination without cause includes a termination of employment by the executive officer within 30 days following any one of the following events: (x) a ten percent(10%) or more reduction in the executive officer's salary that is not part of a general salary reduction plan applicable to all officers of the successor company; (y) a change in the executive officer's position or status to a position that is not at the level of vice president or above with the successor; or (z) relocating the executive officer's principal place of business in excess of fifty (50) miles from the current location of such principal place of business. All shares subject to equity awards held by Mr. Kraatz and any equity awards granted in the future to this executive officer, are subject to these acceleration provisions.

        The intent of these arrangements is to enable the named executive officers to have a balanced perspective in making overall business decisions, and to be competitive with market practices. The Compensation Committee believes that change of control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave our Company before a transaction closes. We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code. Rather, we allow the named executive officer to reduce the benefit received or defer the accelerated vesting of options to avoid excess payment penalties.

        Mr. Syed has submitted his resignation from the Company effective February 28, 2013. As such, any severance and change of control agreements between Mr. Syed and the Company have been terminated with no payments due to Mr. Syed other than his base salary and bonus earned through the last day of his employment.

 Limitations on Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code limits Keynote to a deduction for federal income tax purposes of no more than $1 million of compensation paid to our Chief Executive Officer, our Chief Financial Officer and the next three most highly compensated executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or manner of compensation and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, we may enter into compensation arrangements under which payments are not deductible under Section 162(m). To this end, the unvested restricted stock units granted in fiscal 2012 may not be deductible when vested under Section 162(m) of the Code when such awards are settled because the 180,000 shares that vest based on services are not "performance-based compensation under Section 162(m) of the Code and the remaining 20,000 shares based on performance may not be deemed to be "performance-based compensation" under Section 162(m) of the Code. Any cash amounts and any RSUs that settled in fiscal 2012 on behalf of certain executive officers in fiscal 2012 in excess of $1,000,000 will not be deductible under Section 162(m) of the Code.

REPORT OF THE COMPENSATION COMMITTEE(1)

        The Compensation Committee of the Board of Directors of Keynote has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Jennifer M. Johnson Mohan Gyani Anthony Sun

(1)
The material in this report is not "soliciting material," is furnished to, but not deemed "filed" with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, other than the Company's Annual Report on Form 10-K, where it shall be deemed to be "furnished," whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table presents compensation information for fiscal years 2012, 2011 and 2010 paid or accrued to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of September 30, 2012 (the "named executive officers").

Name and Principal Position	Fiscal Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
Umang Gupta	2012	$365,000	$4,776,000	$329,458	$3,195	$5,473,653
Chief Executive Officer	2011	321,750	—	440,000	1,104	762,854
	2010	297,000	—	158,400	1,090	456,490
Curtis H. Smith	2012	250,000	597,000	66,661	2,567	916,228
Chief Financial Officer	2011	250,000	—	124,379	578	374,957
	2010	62,500	389,250	37,500	145	489,395
Jeffrey Kraatz	2012	250,000	358,200	125,379	3,080	736,659
Senior Vice President of International	2011	243,750	181,550	132,791	930	559,021
Sales and Worldwide Sales Support	2010	225,865	—	25,000	866	251,731
Adil Kaya(3)	2012	234,816	—	107,460	23,033	365,309
Managing Director, Keynote SIGOS	2011	242,121	346,700	157,986	23,804	770,611
	2010	254,371	—	216,728	23,456	494,555
Faraz Syed(4)	2012	247,500	930,000	80,686	502	1,258,688
President, Keynote DeviceAnywhere

(1)
The amounts reflect the grant date fair value, in accordance with ASC 718, of RSUs granted pursuant to the 1999 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in the notes to our audited consolidated financial statements for fiscal year 2012, as included in our Annual Report on Form 10-K. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. These amounts reflect the grant date fair value of these awards that will be reflected as an expense over their vesting period, and do not correspond to the actual value that may be recognized by the named executive officer. The amount shown therefore does not reflect the market value of the awards as of September 30, 2012 or the financial benefit that the holders of the awards will actually realize.

(2)
The amounts disclosed in the All Other Compensation column for Messrs. Gupta, Smith, Kraatz, and Syed consist of long-term disability insurance premiums and employer matching 401(k) contributions, if the officer participated in the plan. We paid a matching 401(k) contribution for calendar year 2011 in fiscal year 2012. We did not pay matching 401(k) contributions in the other periods covered by the table. The amounts disclosed in the All Other Compensation column for Mr. Kaya consist of an automobile allowance and health insurance premiums.

(3)
The amounts paid to Mr. Kaya, except for the amounts in the Stock Awards column, were based on an average exchange rate for the respective fiscal year, as his cash compensation is paid in Euros.

(4)
Mr. Syed joined the Company upon the acquisition of DeviceAnywhere in October 2011.

 Grants of Plan-Based Awards

        The following table presents the grants made to each of our named executive officers during fiscal year 2012:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Number of RSUs		Grant Date Fair Value of Stock Awards ($)(2)
Umang Gupta	Bonus Plan	$—	$365,000	$730,000	—		$—
	10/28/11	—	—	—	200,000	(3)	4,776,000
Curtis H. Smith	Bonus Plan	—	75,000	112,500	—		—
	10/28/11	—	—	—	25,000	(4)	597,000
Jeffrey Kraatz	Bonus Plan	—	150,000	(5)	—		—
	10/28/11	—	—	—	15,000	(6)	358,200
Adil Kaya	Bonus Plan	—	117,500	235,000	—		—
Faraz Syed	Bonus Plan	—	135,000	270,000	—		—
	10/18/11	—	—	—	40,000	(7)	930,000

(1)
Bonuses payable pursuant to the bonus plans for fiscal year 2012 described in Compensation Discussion and Analysis.

(2)
The amounts reflect the grant date fair value, in accordance with ASC 718, of RSUs granted pursuant to the 1999 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in the notes to our audited consolidated financial statements for fiscal year 2012, as included in our Annual Report on Form 10-K. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. These amounts reflect the grant date fair value of these awards that will be reflected as an expense over their vesting period, and do not correspond to the actual value that may be recognized by the named executive officer. The amount shown therefore does not reflect the market value of the awards as of September 30, 2012 or the financial benefit that the holders of the awards will actually realize.

(3)
Of the 200,000 RSUs, 180,000 RSUs will vest in full on July 1, 2015 with the remaining 20,000 RSUs to vest based upon performance criteria for fiscal 2014 that will be established by the Compensation Committee.

(4)
The 25,000 RSUs will vest in full on July 1, 2016.

(5)
There was no cap on the maximum bonus amount that could be earned by Mr. Kraatz.

(6)
The 15,000 RSUs will vest in full on October 25, 2016, subject to accelerated vesting upon achievement of annual revenue performance targets for fiscal 2012, 2013 and 2014 as established by the Compensation Committee. Upon the achievement of the performance target of any fiscal year, vesting of 5,000 RSUs will be accelerated. Mr. Kraatz did not achieve the performance target for fiscal 2012.

(7)
Of the 40,000 RSUs, 15,000 RSUs vested on December 31, 2012 and the remaining RSUs will not vest due to Mr. Syed's resignation effective February 28, 2013.

2012 Outstanding Equity Awards at Fiscal Year End

        The table below summarizes outstanding equity awards held by each of our named executive officers at September 30, 2012:

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)(2)
Umang Gupta	—	—	$—	—	200,000	(3)	$2,896,000
Curtis H. Smith	—	—	—	—	15,000	(4)	217,200
	—	—	—	—	25,000	(5)	362,000
Jeffrey Kraatz	—	—	—	—	15,000	(6)	217,200
	—	—	—	—	15,000	(7)	217,200
	—	—	—	—	500	(8)	7,240
	40,000	—	12.98	09/01/2015	—		—
	58,000	—	11.00	04/04/2016	—		—
	60,000	—	13.42	04/01/2017	—		—
	16,900	—	12.65	07/07/2018	—		—
Adil Kaya	—	—	—	—	15,000	(6)	217,200
	—	—	—	—	5,000	(9)	72,400
	—	—	—	—	5,000	(10)	72,400
	12,500	—	11.61	05/05/2018	—		—
Faraz Syed	—	—	—	—	40,000	(11)	579,200

(1)
All options were granted under our 1999 Equity Incentive Plan and are fully vested as of September 30, 2012.

(2)
The market value of RSUs was calculated by multiplying the number of unvested RSUs by $14.48, the closing price of our common stock on the last trading day of the fiscal year ended September 30, 2012.

(3)
Of the 200,000 RSUs, 180,000 RSUs will vest in full on July 1, 2015 with the remaining 20,000 RSUs to vest based upon performance criteria for fiscal 2014 that will be established by the Compensation Committee.

(4)
The 45,000 RSUs originally awarded vest in three equal annual installments on the anniversary of the commencement of employment, which was July 1, 2010. As of September 30, 2012, the final annual installment remains outstanding and will vest on July 1, 2013.

(5)
The RSUs will vest in full on July 1, 2016.

(6)
The RSUs will vest in full on October 1, 2013.

(7)
The 15,000 RSUs will vest in full on October 25, 2016, subject to accelerated vesting upon achievement of annual revenue performance targets for fiscal 2012, 2013 and 2014 as established by the Compensation Committee. Upon the achievement of the performance target of any fiscal year, vesting of 5,000 RSUs will be accelerated. Mr. Kraatz did not achieve the performance target for fiscal 2012.

(8)
The RSUs will vest in full on July 1, 2013.

(9)
RSUs vest upon the earlier of December 31, 2016 or the attainment of performance criteria established for calendar year 2012. The performance criteria for calendar year 2012 was not achieved.

(10)
RSUs vest upon the earlier of December 31, 2016 or the attainment of performance criteria established for calendar year 2013.

(11)
Of the 40,000 RSUs, 15,000 RSUs will vest on December 31, 2012 and the remaining RSUs will not vest due to Mr. Syed's resignation effective February 28, 2013.

 2012 Option Exercises and Stock Vested(1)

        The table below summarizes the options exercised and RSUs vested by each of our named executive officers during fiscal year 2012:

	Stock Awards(2)
Name(a)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Umang Gupta	200,000	(3)	$3,078,600
Curtis H. Smith	15,000	(4)	224,250
Jeffrey Kraatz	6,250	(5)	84,500
Adil Kaya	—		—
Faraz Syed	—		—

(1)
No stock options were exercised in fiscal 2012.

(2)
The dollar amounts for RSU awards are determined by multiplying the number of units that vested by the closing price of our common stock on the settlement date.

(3)
This represents an RSU award granted July 1,2009 and consists of (i) 20,000 performance-based RSUs that vested on December 14, 2012 based on meeting long-term company financial performance objectives and (ii) 180,000 RSUs that vested entirely on the three-year anniversary of the date of grant.

(4)
This represents the second annual installment of an RSU award granted July 1, 2010.

(5)
This represents an RSU award granted on July 1, 2009 that vested entirely on the three-year anniversary of the date of grant.

 Potential Payments Upon Termination or Change in Control

        The following table summarizes the value of benefits payable to each named executive officer pursuant to the arrangements described above:

	Termination				Termination following a Change of Control
Name	Severance		Acceleration of Equity Vesting(1)		Severance		Acceleration of Stock Option Vesting	Acceleration of Restricted Stock Unit Vesting(1)
Umang Gupta	$698,000	(2)	$2,896,000	(3)	$698,000	(2)	—	$2,896,000	(3)
Curtis H. Smith	63,000	(4)	—		160,000	(5)	—	579,200	(6)
Jeffrey Kraatz	95,000	(7)	—		95,000	(7)	—	441,640	(8)
Adil Kaya	350,000	(9)	—		350,000	(9)	—	362,000	(10)
Faraz Syed(11)	—		—		—		—	—

(1)
The market value was calculated by multiplying the number of accelerated awards by $14.48, the closing price of our common stock on the last trading day of the fiscal year ended September 30, 2012.

(2)
Reflects base salary, bonus equivalent to the amount paid or payable for the preceding fiscal year and benefits for twelve months following termination or change of control as described in the Compensation Discussion and Analysis.

(3)
Reflects the value of 100% acceleration of unvested RSUs to vest 200,000 shares of common stock.

(4)
Reflects continued base salary and benefits for three months following termination.

(5)
Reflects base salary, bonus equivalent to the amount paid or payable for the preceding fiscal year and benefits for six months following a change of control as described in the Compensation Discussion and Analysis.

(6)
Reflects the value of 100% acceleration of unvested RSUs to vest 40,000 shares of common stock.

(7)
Reflects continued base salary and benefits for three months plus quarterly incentive compensation, as averaged over the previous year, following termination or change in control.

(8)
Reflects the value of 100% acceleration of unvested RSUs to vest 30,500 shares of common stock.

(9)
Reflects continued base salary, benefits and automobile allowance for twelve months following termination or change of control. The amount in the table is the approximate United States dollar equivalent using the average exchange rate for fiscal 2012, as the amount would be paid in Euros.

(10)
Reflects value of 100% acceleration of unvested RSUs to vest 25,000 shares of common stock.

(11)
Mr. Syed has submitted his resignation from the Company effective February 28, 2013. As such, any severance and change of control agreements between Mr. Syed and the Company have been terminated with no payments due to Mr. Syed other than his base salary and bonus earned through the last day of his employment.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Other than the compensation arrangements that are described above in "Director Compensation" and "Executive Compensation," since October 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

        The charter of our Audit Committee adopted by our Board of Directors requires that any transaction with a related party, other than compensation related matters, must be reviewed and approved or ratified, by our Audit Committee. The committee has not yet adopted policies or procedures for review of, or standards for approval of, these transactions.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

        Proposals of stockholders intended to be presented at our 2014 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by us at our principal executive offices not later than the close of business on October 18, 2013, which is 120 days prior to the first anniversary of the date this proxy statement was released to stockholders. If the date of next year's annual meeting is changed by more than 30 days before or after the anniversary date of this year's annual meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. In addition to submitting a proposal pursuant to Rule 14a-8, Keynote's bylaws provide that for a stockholder proposal to be timely for an annual meeting, it must be received not later than the close of business on the seventy-fifth (75th) day nor earlier than the close of business on the one hundred fifth (105th) day prior to the first anniversary of the preceding year's annual meeting. To be timely for the 2014 Annual Meeting of Stockholders, a stockholder's notice must be delivered or mailed to and received by Keynote's Secretary at the principal executive offices of Keynote between November 30, 2013 and December 30, 2013; provided, however, that, in the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, proposals by the stockholder must be so delivered not earlier than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Such proposals must include information on the nominees for election and the business to be brought before the meeting. Our bylaws provide that such notice must also contain information concerning the stockholder submitting the proposals, such as its name and address, the number and class of shares of our capital stock beneficially owned by such stockholder and any material interest that such stockholder has in the business proposed to be brought before the meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposals that do not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

 COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq Global Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

        Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we found the following filings were late or missing this year:

        On May 8, 2012, Mr. Sun filed a Form 4 late relating to the grant of 15,000 RSUs due to the period of time necessary to apply for and receive an EDGAR filing code.

        On June 22, 2012, Mr. Khadloya filed a Form 4 late relating to the exercise of 12,500 options due to an administrative error.

        On August 23, 2012, Mr. Aoki filed a Form 4 late relating to the sale of 1,110 common shares due to an administrative error.

        On November 13, 2012, Mr. Loehlein filed a Form 4 late relating to the sale of 947 shares of common stock due to an administrative error.

        On December 18, 2012, Mr. Aoki filed a Form 4 late relating to the sale of 19,400 common shares due to an administrative error.

OTHER BUSINESS

        We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy and voting instructions to vote the shares they represent in accordance with the Board of Directors' recommendation. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

        Whether or not you plan to attend, to assure your representation at the meeting, please submit your Proxy and voting instructions over the Internet, by telephone, or mark, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

ANNUAL MEETING OF STOCKHOLDERS OF KEYNOTE SYSTEMS, INC. March 15, 2013 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://investor.keynote.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. PROXY VOTING INSTRUCTIONS MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. - OR – TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. - OR - INTERNET - Access “www.voteproxy.com” and follow the onscreen instructions. Have your proxy card available when you access the web page. - OR - IN PERSON - You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE SEVEN NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NOS. 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ELECTION OF DIRECTORS: NOMINEES: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) Umang Gupta Charles M. Boesenberg Mohan Gyani Jennifer M. Johnson Raymond L. Ocampo Jr. Anthony Sun Mark Jung INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 2. Approval, on an advisory basis, of executive compensation. FOR AGAINST ABSTAIN 3. Ratification of the selection of Deloitte & Touche LLP as Keynote Systems, Inc.’s independent registered public accounting firm for the fiscal year ending September 30, 2013. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

KEYNOTE SYSTEMS, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 15, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Umang Gupta and Curtis Smith, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock, $0.001 par value per share, of Keynote Systems, Inc. held of record by the undersigned on February 8, 2013, at the Annual Meeting of Stockholders to be held at the executive offices of Keynote Systems, Inc. in San Mateo, California, on Friday, March 15, 2013 at 10:00 a.m., Pacific Time, and at any adjournments or postponements thereof. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE) 14475